Exhibit 10.9

ARCUTIS BIOTHERAPEUTICS, INC.

January 9, 2020

Kenneth A. Lock

c/o Arcutis Biotherapeutics, Inc.

RE: Continued Employment with Arcutis Biotherapeutics, Inc.

Dear Kenneth:

This employment letter sets forth the terms confirms your continued employment as Senior Vice President and Chief Commercial Officer with Arcutis Biotherapeutics, Inc., a Delaware Corporation (the “Company” or “Arcutis”). You will continue to report to the Chief Executive Officer. This employment letter amends and restates the employment agreement entered into between you and Arcutis, dated August 27, 2019 (the “Prior Agreement”).

1.    Compensation.

a.    Salary. In this position, the Company will pay you an annual base salary of $310,000 per year, payable in accordance with the Company’s standard payroll schedule. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.

b.    Bonus. You will be eligible to receive a cash incentive annual bonus that will be initially targeted at 30% of your base salary, based upon the achievement of both annual and personal goals. Any annual bonus eared will be paid no later than March 15th of the year following the year in which such bonus was earned. Please note that bonus programs, payouts and criterion are subject to change or adjustment as the business needs at the Company may require.

c.    Equity Awards. You currently hold Company equity grants. You will be eligible for future discretionary equity grants at the sole discretion of the Company.

2.    Employee Benefits. You will be entitled to participate in employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company subject to the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. We also acknowledge that you have entered, or will enter, into the Severance and Change in Control Agreement with the Company (the “Severance & Change in Control Agreement”).

3.    Expenses. The Company will reimburse you for actual expenses, as evidenced by receipts, incurred for travel to and from, and housing, at the Company’s corporate headquarters, up to a maximum of $4,000.00 per month. No other reimbursements will be made for these costs.

4.    Confidentiality Agreement. By signing this letter agreement, you reaffirm the terms and conditions of the confidential information and invention assignment agreement by and between you and the Company.

5.    No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6.    Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

7.    General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.

8.    At-Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

9.    Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

[SIGNATURE PAGE FOLLOWS]

This letter agreement and the Severance & Change in Control Agreement supersede and replace any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter, including, without limitation, the Prior Agreement. This letter will be governed by the laws of California, without regard to its conflict of laws provisions.

Very truly yours,

ARCUTIS BIOTHERAPEUTICS, INC.

/s/ Todd Franklin Watanabe
By:	Todd Franklin Watanabe
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

Kenneth A. Lock

/s/ Kenneth A. Lock
Signature
January 16, 2020
Date

[SIGNATURE PAGE TO RESTATED EMPLOYMENT AGREEMENT]